                                                                  Exhibit 3.27.3


                     AMENDMENT TO ARTICLES OF INCORPORATION
                     --------------------------------------
                                     74776


To the Department of State
Corporation Bureau
Commonwealth of Pennsylvania:

     In compliance with the requirements of Article VIII of the Business Corporation Law approved the 5th day of May, 1933, P.L. 364, as amended, the applicant, COMMERCIAL STONE CO., INC., desiring to amend its Articles of Incorporation, hereby certifies under its corporate seal that:

     1. The name of the Corporation is Commercial Stone Co., Inc. and its registered office is located at 850 Weldon Street, Latrobe, Westmoreland County, Pennsylvania, 15650.

     2. The Corporation was incorporated on January 27, 1972, under the Business Corporation Law, Act of May 5, 1933, P.L. 364, as amended.

     3. The Amendment was adopted on the 17th day of December, 1986 by a Consent in writing, setting forth the action so taken, signed by all the shareholders entitled to vote thereon and filed with the Secretary of the Corporation.

     4. At the time of such action of the shareholders, the total number of shares of the Corporation outstanding and entitled to vote was 1,200 shares of Common Stock, $5.00 par value per share.

     5. In such action taken by the shareholders, all the 1,200 outstanding shares of Common Stock of the Corporation were voted in favor of the Amendment.

     6. The Amendment adopted by the shareholders, set forth in full, provides as follows:

          RESOLVED, that Article 5 of the Articles of Incorporation of Commercial Stone Co., Inc. be amended to read in full as follows:

          "5. The aggregate number of shares which the Corporation shall have authority to issue shall be:

               a) 1,200 shares of Class A voting Common Stock, $5.00 par value per share; and

               b) 22,800 shares of Class B non-voting Common Stock, $5.00 par value per share.

     The qualifications, privileges, limitations, restrictions and the special or relative rights in respect to the capital stock of the Corporation are as follows:

          (1) Except as otherwise expressly required by the statutes of the Commonwealth of Pennsylvania, or as herein otherwise provided, the holders of the Class A Common Stock shall exclusively possess voting power for the election or directors and for all other purposes, and the holders of Class B Common Stock shall have no voting powers or rights whatsoever. The holders of Class A Common Stock shall have the right of cumulative voting in the election of directors. No holder of Class B Common Stock shall be entitled as such to any notice of any annual or special meeting of the stockholders or to be present thereat, unless he shall be entitled to vote thereat.

          (2) No amendment to the Articles of Incorporation shall be adopted unless approved by at least 85% of the outstanding shares of Class A Common Stock.

                                       2
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          (3)  The relative rights, privileges and limitations of the Class A
     Common Stock and the Class B Common Stock shall be in all respects identical, share for share, except as provided in paragraphs (1) and (2) above; and in the event of any dividend or any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, partial or otherwise, the amount paid or distributed in respect of each share of Class A Common Stock shall be the same as the amount paid or distributed in respect of each share of Class B Common Stock."

     IN TESTIMONY WHEREOF, the applicant, Commercial Stone Co., Inc. has caused these Articles of Amendment to be signed by its President and its Corporate Seal, duly attested by its Secretary, to be hereunder affixed this 17th day of December, 1986.

ATTEST:                                            COMMERCIAL STONE CO., INC.

By: /s/                                            By: /s/ Joseph H. Shearer
   -------------------------                          --------------------------
            Secretary                                          President
        [Corporate Seal]

     The foregoing Amendment to Articles of Amendment are approved by and filed with the Department of State on the 24th day of December, 1986.



                                        ________________________________________
                                              Secretary of the Commonwealth

                          COMMONWEALTH OF PENNSYLVANIA
                                     [LOGO]
                              DEPARTMENT OF STATE

To All to Whom These Presents Shall Come, Greeting:

     WHEREAS, In and by Article VIII of the Business Corporation Law, approved the fifth day of May, Anno Domini one thousand nine hundred and thirty-three, P.L. 364, as amended, the Department of State is authorized and required to issue a

                            CERTIFICATE OF AMENDMENT

evidencing the amendment of the Articles of Incorporation of a business corporation organized under or subject to the provisions of that Law, and

     WHEREAS, The stipulations and conditions of that Law pertaining to the amendment of Articles of Incorporation have been fully complied with by

                           COMMERCIAL STONE CO., INC.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth and under the authority of the Business Corporation Law, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, extend the rights and powers of the corporation named above, in accordance with the terms and provisions of the Articles of Amendment presented by it to the Department of State, with full power and authority to use and enjoy such rights and powers, subject to all the provisions and restrictions of the Business Corporation Law and all other applicable laws of this Commonwealth.

                                       GIVEN under my Hand the Great Seal of the Commonwealth, at the City of Harrisburg, this 24th day of December in the year of our Lord one thousand nine hundred and eighty-six and of the Commonwealth the two hundred eleventh.

                                       /s/
                                       -------------------------------------
                                            Secretary of the Commonwealth